    As filed with the Securities and Exchange Commission on December 29, 2000

                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         j2 GLOBAL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in our charter)



       Delaware                         4822                    51-0371142

(State or Other Jurisdic-   (Primary Standard Industrial     (I.R.S. Employer
 tion of Incorporation      Classification Code Number)   Identification Number)
   or Organization)

                           -------------------------

                        j2 Global Communications, Inc.
                           6922 Hollywood Boulevard
                                   Suite 900
                          Hollywood, California 90028
                   (Address of principal executive offices)
                                (323) 860-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Richard S. Ressler
                             Chairman of the Board
                           6922 Hollywood Boulevard
                                   Suite 900
                          Hollywood, California 90028
                   (Address of principal executive offices)
                                (323) 860-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

Title of
each class of                            Proposed maximum    Proposed maximum
securities to be      Amount to be       offering price      aggregate offering       Registration
registered            registered         per unit            price                    fee
Common Stock, $.01    7,351,448 shares   $0.31 (1)           $2,278,949(1)            $570


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Common Stock of the Company as reported on the NASDAQ National Market on December 26, 2000, multiplied by the amount of shares to be registered.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  Prospectus

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE + + SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + + OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY + + THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated December 29, 2000.

                                7,351,448 Shares

                   j2 Global Communications, Inc. Common Stock

     This is an offering of shares of common stock of j2 Global Communications, Inc. from time to time by the selling stockholders.

     Our common stock is listed on the Nasdaq National Market under the symbol "JCOM."

     The last reported sales price of the common stock on December 26, 2000 was $0.28 per share.

     YOU SHOULD READ THE RISK FACTORS BEGINNING ON PAGE 3 IN THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

     The selling stockholders may from time to time offer and sell the shares held by them directly or through agents or dealers at market prices or on other sale terms determined by them. To the extent required, we will disclose in a prospectus supplement the names of any agent or dealer, applicable commissions or discounts and any other required information with respect to any particular offer. See "Plan of Distribution."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our principal executive offices are located at 6922 Hollywood Blvd., Suite 900, Los Angeles, CA and our telephone number is (323) 860-9200. The date of this prospectus is December 29, 2000.

     Other than in the United States, neither we nor the selling stockholders have taken any action in any jurisdiction that would permit a public offering of our common stock. No offer or sale of shares of our common stock may be made in any jurisdiction outside the United States, except under circumstances that will result in compliance with the applicable laws of that jurisdiction. We and the selling stockholders require persons to whom this prospectus comes to inform themselves about, and to observe, any restrictions as to the offering of shares of our common stock and the distribution of this prospectus in jurisdictions outside the United States.

     The shares of common stock offered by this prospectus may not be offered or sold in or into the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995. This prospectus may only be issued or passed on in or into the United Kingdom to any person to whom this prospectus may lawfully be issued or passed on by reason of, or of any regulation made under, Section 58 of the Financial Services Act 1986.

     You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

                         INFORMATION AVAILABLE TO YOU

     Our annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov.

     Our common stock is listed on the Nasdaq National Market, and you may also inspect and copy these reports, proxy statements and other information at the Offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock. Many of the following factors discuss risks associated with our merger with eFax.com, which closed on November 29, 2000 ("eFax.com").

Because we have a limited operating history, it is difficult to evaluate our business

     We have a limited operating history. We were formed in December 1995, and our services became commercially available in 1996. Because of our limited operating history, you have limited operating and financial data about the company upon which to base an evaluation of our performance and an investment in our common stock or other securities. You should consider our prospects in light of the risks, expenses and difficulties it may encounter, including those frequently encountered by new companies competing in rapidly evolving markets. These risks include our ability to:

     .    Acquire businesses and technologies;

     . Integrate the operations of the companies that it has recently acquired;

     .    Integrate the operations of eFax.com;

     .    Manage growing domestic and international operations;

     .    Create and maintain strategic relationships;

     .    Expand sales and marketing activities;

     .    Expand our customer base and retain key clients;

     .    Introduce new services;

     .    Compete in a highly competitive market;

     . Upgrade our systems and infrastructure to handle any increases in messaging traffic;

     .    Reduce service interruptions; and

     .    Recruit and retain key personnel.

     If we are unable to execute our plans and grow our business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect our losses and negative cash flow to continue, which may aversely impact our business and our stockholders

     We have incurred substantial operating losses, net losses and cash flows used in operating activities on both an annual and quarterly basis. For the year ended December 31, 1999, we had an operating loss of $13.2 million, a net loss attributable to common shareholders of $19.0 million and net cash used in operating activities of $12.1 million. For the nine-months ended September 30, 2000, we had an operating loss of $19.3 million, a net loss attributable to common shareholders of $19.1 million and net cash used in operating activities of $9.9 million. We expect to continue to incur net losses for the foreseeable future and cannot assure you that we will ever achieve profitability or generate positive cash flow.

We expect our expenses to increase, and our expenses may exceed our revenues for a significant period, which could delay or prevent altogether our achieving profitability, and harm our stockholders

     We expect our operating expenses and capital expenditures to increase significantly, especially in the areas of sales and marketing expenses, engineering expenses, operating and infrastructure expenses and general and administrative expenses, as we develop and expand our business. As a result, we will need to increase our revenue significantly and/or reduce expenses to become profitable. In order to grow our revenue, we need to add customers for our services and increase the usage of our services by our customers, thereby increasing the fees and usage charges that we collect. If our revenue does not increase as much as we expect or if increases in our expenses are in excess of our projections, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

We may need and be unable to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business

     If our capital requirements or revenue vary materially from our current plans or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. This may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Recently, a number of Internet companies have had difficulty obtaining financing. Any new financing may also dilute existing stockholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operation.

Further acquisitions could result in dilution, operating difficulties and other harmful consequences

     We may acquire or invest in additional businesses, products, services and technologies that complement or augment our service offerings and customer base. Since January 2000, we have completed the acquisition of two companies (SureTalk.com, Inc. and eFax.com) and certain assets of another company (TimeShift, Inc.). We will need to identify suitable acquisition candidates, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. We cannot assure you that we will be able to do this successfully. Acquisitions could divert attention from other business concerns and could expose we to unforeseen liabilities. In addition, we may lose key employees while integrating any new companies. We expect to pay for some acquisitions by issuing additional common stock, which would dilute current stockholders. We may also use cash to make acquisitions. It may be necessary for us to raise additional funds through public or private financings. We cannot assure you that we will be able to raise additional funds at any particular point in the future or on favorable terms. In addition, we will be required to amortize significant amounts of goodwill and other intangible assets in connection with past and future acquisitions, which will materially increase operating expenses.

We will face technical, operational and strategic challenges that may prevent us from successfully integrating eFax.com, SureTalk.com and TimeShift.

     Acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. The integration of eFax.com, SureTalk.com, Inc. and TimeShift, Inc. into our business has been and will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter substantial difficulties, costs and delays involved in integrating the operations of our subsidiaries and businesses, including:

     .    Potential incompatibility of business cultures;

     .    Perceived adverse changes in business focus;

     .    Potential conflicts in advertising or strategic relationships; and

     . The loss of key employees and diversion of the attention of management from other on-going business concerns.

Consequently, we may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. We also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify our investment in, or expenses related to, these acquisitions or that any synergies will develop. If we fail to execute our acquisition strategy successfully for any reason, our business will suffer significantly.

We have experienced rapid growth that has placed a strain on resources and our failure to manage growth could cause our business to suffer

     We have expanded our operations rapidly and intend to continue this expansion. The number of our employees increased from 68 on December 31, 1998 to over 125 on November 30, 2000. This expansion has placed, and is expected to continue to place, a significant strain on managerial, operational and financial resources. To manage any further growth, we will need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We will also need to continue the expansion of our operations and employee base. Our management may not be able to hire, train, retain, motivate and manage required personnel. In addition, our management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If we cannot manage growth effectively, our business and operating results could suffer.

We may not be able to respond to the rapid technological change of the Internet messaging and communications industry

     The Internet messaging and communications industry is characterized by rapid technological change, changes in user and customer requirements and preferences, and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing messaging and communications services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective subscribers. If we do not properly identify the feature preferences of prospective subscribers, or if we fail to deliver features that meet the standards of these subscribers, our ability to market our service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also be unable to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

If we do not successfully address service design risks, our reputation could be damaged and our business and operating results could suffer

     We must accurately forecast the features and functionality required by target subscribers. In addition, we must design and implement service enhancements that meet customer requirements in a timely and efficient manner. We may not successfully determine customer requirements and may be unable to satisfy subscriber demands. Furthermore, we may not be able to design and implement a service incorporating desired features in a timely and efficient manner. In addition, if customers and end-users do not favorably receive any new service we launch, our reputation could be damaged. If we fail to accurately determine customer feature requirements or service enhancements or to market services containing such features or enhancements in a timely and efficient manner, our business and operating results could suffer materially.

We cannot predict whether we will be successful because our business model is unproven and our market is developing

     Our business strategy is unproven, and it is too early to reliably gauge market penetration rates for our services. To date, we have not established a definite demand or a reliable cost to add a subscriber for these services. In addition, there can be no assurance that we will be successful in the offering of any additional services that we are currently planning. If the demand is lower than anticipated, or the cost to add a subscriber is higher, our business, prospects, financial condition and results of operations would be materially and adversely affected.

Other companies are offering free services supported by advertising, which may cause subscribers to become unwilling to pay for our services

     Many services provided over the Internet are provided free of charge to attract traffic to the service provider's web site. These free services include free voice-mail, free e-mail and free facsimile-to-e-mail services, which are being offered by other companies in competition with our services. The providers of free services attempt to recover their expenses and make a profit by selling advertising based on the traffic generated from users of free services. For example, free voice-mail may require users to listen to taped ads before they can access their messages. We expect that as these free services become popular with consumers, they will require our subscription services to provide clear incremental benefits over free services to justify paying for our services. In addition, to the extent free services of another provider are used by a potential customer of ours, it may be harder for us to persuade that potential customer to try our services.

Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow

     The widespread availability of free services, including our own, may result in consumers being unwilling to pay for messaging services. Even if customers are willing to pay for these services to avoid the advertising associated with free services, or to obtain the benefits of unified messaging in our complete form, we expect prices in our industry will continue to fall. Therefore we may need to reduce prices for our existing and future services. We cannot predict whether our pricing schedule will prove to be viable, whether demand for our services will materialize at the prices we expect to charge or whether we will be able to sustain adequate future pricing levels as competitors introduce competing services, including free services.

     Customers may be unwilling to pay our prices, either because they find free services to be satisfactory, or because they find other paid services to offer better value for the cost involved. The prices for our services are in some cases higher than those charged by our competitors. Our failure to achieve or sustain desired pricing levels would have a material adverse effect on our business, prospects, financial condition and results of operations.

The recent introduction of free fax services may harm our business

     In 1999, we introduced free services. We expect to generate revenues from our free service customers by selling them additional services for which charges are usage-based. We will also encourage free service customers to convert to paid subscriptions. We have a limited track record from which to predict levels of revenue to be achieved from customers who are attracted by our free services. The availability of free services may cause some of our paying customers to switch to our free services and discontinue their payments to us. We introduced our free services principally as a promotional tool, and partially in response to the introductions by competing companies. We expect the trend for free services will continue in our industry. There can be no assurance that the recent introduction of these competing services will not have a material adverse effect on our business, prospects, financial condition and results of operations.

Our operating results in one or more future periods are likely to fluctuate significantly and may negatively impact our stock price

     Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

     . The rate at which we are able to add subscriptions and sell additional usage-based services to both free and paid customers of our subscription services;

     . The amount and timing of expenditures to form strategic relationships, to enhance sales and marketing and to expand our infrastructure;

     .    Technical difficulties, system failures or network downtime;

     . Delays in implementing strategic alliances or loss of strategic alliances; and

     .    Economic and competitive conditions specific to our industry.

As a result, it is likely that in some future periods our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially adversely affected.

If we fail to expand and adapt our network infrastructure, our business may be harmed

     We must continue to expand and adapt our network infrastructure, both domestically and internationally, as the number of customers and the volume of messages they wish to transmit increases. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources, even if the expansion is primarily for our free service offerings. There can be no assurance that we will be able to expand or adapt our network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost or at all. In addition, future growth in our subscriber base for both free and paid services, together with growth in the subscriber bases of other companies which have recently introduced free facsimile-to-e-mail services and other Internet-dependent services, will increase the demand for available network infrastructure and Internet data transmission capacity. This could lead to insufficient capacity and an inability on our part to accommodate our future growth. Insufficient network capacity could lead to a reduction in the reliability of our services. Since customers will not tolerate a service hampered by slow delivery times or unreliable service levels, insufficient network capacity could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our business could suffer if we cannot obtain telephone numbers

     Our future success will depend upon our ability to procure large quantities of telephone numbers in the United States and foreign countries. Our ability to procure telephone numbers depends on applicable regulations, the practices of telecommunications carriers that provide telephone numbers and the level of demand for new telephone numbers. Failure to obtain these numbers in a timely and cost-effective manner may prevent us from entering some foreign markets or hamper our growth in domestic markets, and may have a material adverse effect on our business, prospects, financial condition and results of operations.

     Our ability to procure large quantities of phone numbers will be particularly limited in area codes of large metropolitan areas, and we may at some point be unable to provide our customers with phone numbers in the most desirable area codes (e.g., 212 in Manhattan and 171 in London) in such areas, having to rely instead on new area codes created for these areas. We do not allow customers of our free services to choose the area code for the phone number we provide, and to some extent this makes our free services less attractive, particularly in comparison to our subscription services, or subscription services provided by others where the customer may select an area code.

     In addition, future growth in our subscriber base for both free and paid services, together with growth in the subscriber bases of providers of free fax to e-mail services, will increase the demand for large quantities of telephone numbers, which could lead to insufficient capacity and an inability on our part to acquire the necessary phone numbers to accommodate our future growth.

Any failure of the Internet as a message transmission medium could harm our business

     Our future success will depend upon our ability to route our customers' traffic through the Internet and through other data transmission media. For our services, other data transmission media include fiber optic or copper lines owned and operated by third parties, with portions of the capacity on these media being dedicated for our use. Our success is largely dependent upon the viability of the Internet as a medium for the transmission of documents. We also depend on the continued operation of a user's e-mail system. To date, we have transmitted a limited amount of customer traffic. There can be no assurance that these will prove to be viable communications media, that document transmission will be reliable or that capacity constraints which inhibit efficient document transmission will not develop.

     We access the Internet and other data transmission media through dedicated or shared connections to third party service providers. In many cases, we pay fixed monthly fees for Internet and other access, regardless of our usage or the volume of our customers' traffic. There can be no assurance that the current pricing structure for access to and use of these media will not change unfavorably and, if the pricing structure changes unfavorably, our business, prospects, financial condition and results of operations could be materially and adversely affected.

If the Internet stops growing, our business will suffer

     Our future success is substantially dependent upon continued growth in the use of the Internet in order to support the sale of our services. There can be no assurance that the number of Internet users will continue to grow. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable avenue to transmit communications for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, traffic congestion, inconsistent quality or speed of service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or lack of timely development and commercialization of performance improvements, including high-speed modems.

The market may not switch to our services due to concerns about the reliability of Internet communications, which may significantly impair our business and prevent the execution of our business plan

     Our ability to route existing customers' traffic through the Internet and to sell our services to new customers may be inhibited by, among other factors, the reluctance of some customers to switch from traditional fax delivery to delivery over the Internet, and by widespread concerns over the adequacy of security in the exchange of information over the Internet. Additionally, there may be delays in any transmission over the Internet, which may result in our service being regarded as less timely than a traditional fax delivery. If our existing and potential customers do not accept delivery through the Internet as a means of sending and receiving documents via fax, our business, prospects, financial condition and results of operations would be materially and adversely affected.

     In addition, we face similar risks regarding the market acceptance of the delivery of customers' voice-mail messages and "real time" voice communications over the Internet. As a result, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Our business may be constrained because it supports a limited number of operating system platforms

         Only those users whose computers are run by Windows 3.1, Windows 95, Windows 98, Windows NT, Macintosh and UNIX operating systems can utilize our services. Since there are other operating system platforms, we cannot provide our services to all potential customers for our services. To the extent other operating systems proliferate in the future, our ability to attract new customers and keep existing customers could be significantly impaired.

The market in which we operate is highly competitive, and we may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources

         Competition in the converging Internet and telecommunications industries is becoming increasingly intense. We face competition for our services from, among others, voice-mail providers, fax providers, paging companies, Internet service providers, e-mail providers and telephone companies.

         The recent trend of competitors providing free services has increased these competitive pressures. We have responded to this trend by introducing our own free services. Competitive pressures may impair our ability to achieve profitability. The increased competition may also make it more difficult for us to successfully enter into strategic relationships with major companies, particularly if our goal is to have an exclusive relationship with a particular company.

         We compete against other companies that provide one or more of the services that we do. In addition, these competitors may add services to their offerings to provide unified messaging services comparable to ours. Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry, which could include some of our strategic alliances. These industries include major companies that have much greater resources than we do, have been in operation for many years and have large subscriber bases. These companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. There can be no assurance that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

We may have difficulty in retaining our customers, which may prevent our long-term success

         Our sales and marketing and other costs of acquiring new subscriptions are substantial relative to the monthly fees derived from subscriptions. Accordingly, we believe that our long-term success depends largely on our ability to retain our existing customers while continuing to attract new ones. We continue to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve customer retention. We believe that intense competition from our competitors, some of which offer free service or other enticements for new subscriptions, has caused, and may continue to cause, some of our customers to switch to our competitors' services. In addition, some new customers use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be more likely to discontinue their service. These factors adversely affect our customer retention rates. Any decline in customer retention rates could have a material adverse effect on our business, prospects, financial condition and results of operations.

The messaging and communications industry is undergoing rapid technological changes and new technologies may be superior to the technologies we use

         The messaging and communications industry is subject to rapid and significant technological change. We cannot predict the effect of technological changes on our business. Additionally, widely accepted standards have not yet developed for the technologies we use.

         We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use or these new services may render our services and technologies obsolete. In addition, these services and technologies may not be compatible or operate in a manner sufficient for us to execute our business plan, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

A system failure or breach of network security could delay or interrupt service to our customers

         Our operations are dependent on our ability to protect our network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond our control. There can be no assurance that our existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss.

         Despite the implementation of security measures, our infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by our customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals and businesses utilizing our services, which may result in significant liability to us and also may deter current and potential customers from using our services. Any damage, failure or security breach that causes interruptions or data loss in our operations or in the computer systems of our customers could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our software may have defects and we may encounter development delays

         Software-based services and equipment, such as our services, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in our software after commercial release, or that we will not experience development delays, resulting in delays in market acceptance, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on third parties to market our services, and the failure by these third parties to market our services may hinder our marketing efforts

         Currently, we rely on third parties, including e-mail providers, Internet service providers, online service providers and telecommunications companies as a means of marketing our services. We are also in the early stages of marketing our services through systems integrators. Systems integrators are businesses that bundle our services with services of other companies to be sold as a convenient package of services to the customer. In the event of any prolonged technical problems or failures experienced by these third parties or the termination of these marketing agreements, our marketing capabilities would be significantly hindered, which could have a detrimental effect on our business, prospects, financial condition or results of operations. For example, our failure to achieve technical integration with America Online's e-mail system resulted in a renegotiation of our agreement with America Online and a suspension of our advertising on America Online from late 1998 through 2000. This resulted in a reduction in our America

Online subscribers, from over 4,000 net additions in 1998 to an approximately 1,400 net reduction in 1999.

         Many of these relationships are terminable at will or upon short notice. Furthermore, none of our relationships with these third parties includes long-term contractual commitments to continue the relationship, and many of these relationships are in the early stages of development. Because many of our strategic allies view unified messaging as important to their future, they may elect to directly compete with us in the provision of unified messaging services.

         In addition, our success in developing an international customer base depends on the formation of alliances with foreign companies and their ability to successfully market our services. In any relationship with a third party, particularly internationally, there may be difficulties in integrating or coordinating our services and systems with those of the other party. The failure to form and maintain these strategic alliances or the failure of these companies to successfully develop and sustain a market for our services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our success depends on our retention of our executive officers and our ability to hire and retain additional key personnel

         Our success depends on the skills, experience and performance of senior management and other key personnel, many of whom have worked together for only a short period of time. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, and there can be no assurance that we can retain our key employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Our international operations are exposed to regulatory, management, credit card, currency and other risks that may prevent us from being successful in international markets

         At the end of 1999, foreign telephone numbers represented a significant portion of our total telephone numbers. These foreign numbers were sold through our U.S. web site. We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. If revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. At present, we have international operations in Australia, Canada, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Switzerland and the United Kingdom. We have limited experience in international operations and may not be able to compete effectively in international markets. International sales are subject to inherent risks, including:

         .    Unexpected changes in regulatory requirements and tariffs;

         .    A more complex process to acquire telephone numbers;

         .    Difficulties in staffing and managing foreign operations;

         . The possibility of subsidization of our competitors and the nationalization of business;

         . Longer payment cycles and greater difficulty in accounts receivable collection;

         .    Differing technology standards;

         .    Potentially adverse tax consequences;

         .    Imposition of currency exchange controls; and

         . Greater exposure to credit card fraud due to weaker forms of verification when compared to domestic credit card controls.

To the extent the services we sell are priced and paid for in foreign currencies, gains and losses on the conversion into U.S. dollars of cash, receivables and payables arising from international operations could in the future contribute to fluctuations in our results of operations. Additionally, fluctuations in exchange rates could adversely affect demand for our services and have a material adverse effect on our business, prospects, financial condition and results of operations.

The price of our common stock may decline due to shares eligible for future sale

         As of December 1, 2000, we had approximately 46.1 million shares of common stock outstanding (including the shares issued in connection with the recently completed eFax.com merger). Most of these shares are available for sale, subject to compliance with Rule 144 in certain cases. Sales of a substantial number of shares of common stock in the public market could cause the market price of we common stock to decline.

Anti-takeover provisions could negatively impact our stockholders

         Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

Our stock price may be volatile or may decline

         Our stock price and trading volumes have been highly volatile since our initial public offering on July 23, 1999. We expect that this volatility will continue in the future due to factors such as:

         . Assessments of our progress in adding paid subscriptions or free customers, and comparisons of our results in these areas versus our competitors;

         . Variations between our actual results and analyst and investor expectations;

         . New service or technology announcements by us or others, and regulatory or competitive developments affecting our markets;

         .    Investor perceptions of us and comparable public companies;

         . Conditions and trends in the communications, messaging and Internet related industries;

         .    Announcements of technological innovations and acquisitions;

         .    Introduction of new services by us or our competitors;

         .    Developments with respect to intellectual property rights;

         . Conditions and trends in the Internet and other technology industries; and

         .    General market conditions.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business and operating results.

We may have liability for Internet content and we may not have adequate liability insurance

         As a provider of messaging and communications services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via our services. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against we, could exceed the total of our coverage limits. There is also a risk that a single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by our stockholders may need to be used to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and business and operating results, or could result in the imposition of criminal penalties.

Inadequate intellectual property protections could prevent us from enforcing or defending our proprietary technology

         Our success depends to a significant degree upon our proprietary technology. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our proprietary technology. However, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we may face challenges to the validity and enforceability of our proprietary rights and may not prevail in any litigation regarding those rights. Companies in the messaging industry have experienced substantial litigation regarding intellectual property. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We may be found to have infringed the intellectual property rights of others which could expose us to substantial damages or restrict our operations

         We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our resellers and users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available at all or on acceptable terms. As a result, intellectual property claims against we could have a material adverse effect on our business, prospects, financial conditions and results of operations. For example, on October 28, 1999, AudioFAX IP LLC filed a lawsuit against us asserting infringement upon the ownership of certain United States and Canadian patents. See "Legal Proceedings" in our Amended Annual Report on Form 10-K/A which is incorporated by reference in this prospectus.

Our services may become subject to burdensome telecommunications regulation which could increase our costs or restrict our service offerings

         We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. These regulations affect the prices we pay for transmission services, the competition we face from telecommunications services and other aspects of our market.

         As an Internet messaging services provider, we are not subject to direct regulation by the FCC. However, as Internet services and telecommunications services converge and as the services we offer expand, there may be increased regulation of our business. Therefore, in the future, we may become subject to FCC or other regulatory agency regulation. Changes in the regulatory environment could decrease our revenues, increase our costs and restrict our service offerings.

If regulation of the Internet increases, our business may be adversely affected

         There have been various regulations and court cases relating to the liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. For example, federal and state statutes prohibit the online distribution of obscene materials. The law in this area is unsettled, and there may be new legislation and court decisions that expose companies such as us to liabilities or affect our services.

         Additional laws and regulations may be adopted with respect to the Internet, covering issues such as support payments to fund Internet availability, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet.

         Because our services relate principally to the Internet, but convert voice and fax transmissions into e-mails, we are necessarily exposed to legal or regulatory developments affecting either Internet services or telecommunications services. Regulatory developments could cause our business, prospects, financial condition and results of operations to be materially adversely affected.

We could be required to register as an investment company and become subject to substantial regulation that would interfere with our ability to conduct our business

         As of September 30, 2000, we had significant cash and cash equivalents, short term investments and long term investments representing proceeds from our July 23, 1999 initial public offering. We invest such cash in short and long term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. In addition, the Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

         If we are required to register as an investment company pursuant to the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, financial condition and results of operations.

Our principal stockholders and management own a significant percentage of our stock and will be able to exercise significant influence

         Our executive officers and directors and principal stockholders together beneficially own approximately 60% of our common stock, including shares subject to options and warrants that confer beneficial ownership of the underlying shares. Accordingly, these stockholders will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

We may have a contingent liability arising out of a possible violation of
Section 5 of the Securities Act of 1933 in connection with e-mails sent to subscribers

         As part of a reserved share program in connection with our July 23, 1999 initial public offering, we reserved up to 300,000 shares at the initial public offering price for offering to up to 3,000 U.S. residents who were randomly selected from the pool of our subscribers as of June 30, 1999. On or about July 6, 1999 we sent e-mails to approximately 150,000 of our subscribers informing them of this program and briefly explaining the procedures to be followed. On or about July 9, 1999 we sent e-mails to the 3,000 subscribers who had been randomly selected, explaining the procedures in greater detail, and indicating that these subscribers would have the opportunity to purchase shares through this subscriber program. As of the applicable deadline, 181 of our subscribers had opened an account in accordance with the procedures and indicated an interest, so as to qualify for this reservation. No further subscribers were accepted in this reservation, which therefore was reduced to a maximum of 18,100 shares. We may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933 in connection with the e-mails sent to the approximately 150,000 subscribers and later to the 3,000 subscribers selected under this program. Any liability would depend upon the number of shares purchased by the recipients of such e-mails. If any such liability is asserted, we intend to contest the matter vigorously. We do not believe that any such liability would be material to our financial condition.

Although we expect that merger with eFax.com will result in benefits, those benefits may not be realized

         Achieving the benefits of the recently completed merger with eFAX.com may depend in part on the integration of technology, operations and personnel. The integration of eFax.com and us will be a complex, time consuming and expensive process and may disrupt the business of either or both if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

         . Combining product offerings and product lines effectively and quickly;

         . Integrating sales efforts so that customers can do business easily with the combined business;

         . Bringing together the companies' marketing efforts so that the industry receives useful information after the merger;

         . Coordinating research and development activities to enhance introduction of new products and technologies;

         .    Achieving synergies that have a positive impact on cash flow; and

         . Persuading employees that our and eFax.com's business cultures are compatible.

         It is not certain that the businesses of eFax.com and us can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could materially harm our business and operating results after the merger. Also, we cannot assure you that our growth rate after the merger will equal the historical growth rates experienced by either us or eFax.com. In addition, the physical integration of the two companies' operating systems will depend to a significant degree on the work of third parties. Some of the products and services offered by either eFax.com or us prior to the merger may not be offered by the combined company, resulting in the potential loss of customers.

Our operating results will suffer as a result of purchase accounting treatment, the impact of amortization of goodwill and other intangibles relating to our combination with eFax.com

         Under U.S. generally accepted accounting principles, we have accounted for the merger using the purchase method of accounting. Under purchase accounting, we have recorded the market value of our common stock issued in connection with the merger, the fair value of the options and warrants to purchase eFax.com common stock, which became options and warrants to purchase our common stock, and the amount of direct transaction costs as the cost of acquiring the business of eFax.com. We have allocated that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names and acquired workforce, and to in-process research and development based on their respective fair values. Intangible assets including goodwill will be generally amortized over a three-year period. The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $20.6 million. If goodwill and other intangible assets were amortized in equal quarterly amounts over a three-year period following completion of the merger, the accounting charge attributable to these items would be approximately $1.7 million per quarter and $6.9 million per fiscal year. As a result, purchase accounting treatment of the merger will increase our net loss in the foreseeable future, which could have a material and adverse effect on the market value of our common stock.

We expect to continue to incur significant costs associated with the eFax.com merger

         We estimate that we have already incurred direct transaction costs of approximately $800,000 associated with the merger, which has been included as a part of the total purchase cost for accounting purposes. In addition, eFax.com incurred direct transaction costs of approximately $1,000,000 in connection with the merger, excluding expenses related to transitioning the eFax.com operating system to the operating system of the combined company. We believe that we may incur charges to operations, which we cannot currently estimate, in the fourth quarter or the following quarters, to reflect costs associated with integrating the two companies. We may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

The price of our common stock may be affected by our assumption of options and warrants

         The price of our common stock may also be affected by the number of warrants and stock options that we have assumed as a result of the merger and which are or may become exercisable for our common stock. As a result of the merger, eFax.com options and warrants converted into a right to receive approximately 928,000 shares of our common stock. In addition, in connection with the merger the eFax.com preferred stockholders were issued warrants to acquire 2,625,000 shares of our common stock for $0.01 per share. The overhang on the market created by these additional stock options and warrants could negatively affect the price of our common stock.

Third-party litigation claims may affect the value of eFax.com to our stockholders

         On June 20, 2000, Jerry Kirsch filed a lawsuit against eFax.com asserting infringement of a United States patent. Although the suit relates to a line of business that is being discontinued by eFax.com, if the suit is successful it could have a material adverse effect on our business. Even if the claim is unsuccessful, it could require us to spend significant time and money in litigation.

Our Common Stock Maybe Delisted From the Nasdaq National Market

         In December 2000, our management announced that we intend to call a special meeting of stockholders to vote on a reverse stock split of our common stock. This action will be taken in response to a letter dated November 30, 2000 received by us from Nasdaq notifying that our common stock has been trading below the $1.00 minimum bid requirement for 30 consecutive trading days and requiring us to demonstrate compliance with the rule by February 28, 2001 in order to maintain our Nasdaq listing. If we are unable to demonstrate compliance with the Nasdaq rule within such period, we anticipate that Nasdaq will proceed promptly to delist our common stock. This could have a substantially negative impact on the trading prices and the liquidity of the market for our common stock. In addition, there would likely be a more negative perception of our company by investors, customers and third parties doing business or considering doing business with us. Also, following delisting, our company would be treated less favorably with respect to regulatory requirements that are dependent upon listing on Nasdaq or a national stock exchange. For example, our common stock would cease to be a covered security for purposes of Section 18 of the Securities Act of 1933, which provides an exemption from state securities registration or qualification requirements. While the goal of this action is to maintain our listing on the Nasdaq National Market, this action may prove to be untimely or insufficient to maintain such listing. In particular, any increase in our stock price resulting from the reverse stock split is inherently unpredictable and may not be maintained for a sustained period.

Cautionary Statement Regarding Forward-Looking Statements

         This prospectus, including the information incorporated by reference, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements may be made directly in this prospectus, or may be incorporated in this prospectus by reference to other documents and may include statements regarding our projected performance. Statements in this prospectus that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

         . Combining the businesses of us and eFax.com may cost more than we expect;

         . The timing of the completion of the proposed merger and new operations may be delayed or prohibited;

         . General economic conditions or conditions in securities markets may be less favorable than we currently anticipate;

         . Expected cost savings from the merger may not be fully realized or realized within the expected time frame;

         . Integrating the businesses of us and eFax.com and retaining key personnel may be more difficult than we expect;

         . Contingencies may arise of which we are not aware or of which we underestimated the significance;

         .    Our revenues after the merger may be lower than we expects;

         . We may lose more business or customers after the merger than we expect; or

         .    Our operating costs may be higher than we expect.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference.

         All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   OUR COMPANY

         We are an Internet-based messaging and communications services provider to individuals and businesses throughout the world. Our services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient message retrieval through e-mail or by phone. Customers can sign-up for all of our services through our web site and can promptly receive a j2 Global Communications phone number. We provide Internet-based unified messaging services with over 70,000 paid subscriptions as of September 30, 2000. Since we started offering our services on a commercial basis in June 1996, we have expanded our network to offer our services in over 90 area codes in the United States and abroad, including area codes in 22 of the 25 most populous major metropolitan areas in the United States. We have over 15 area codes outside the United States, including area codes in London, Paris, Frankfurt, Zurich, Milan, Sydney and Tokyo. We intend to continue to increase the number of area codes and target new international locations.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

          The following summary information is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See "Information Available to You" for more information.

          Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of December 1, 2000, 46,067,907 shares of common stock were issued and outstanding, and there were approximately 475 stockholders of record of the common stock, although there are a larger number of beneficial owners. As of December 1, 2000, 120 shares of Series B Convertible Preferred Stock were issued and outstanding, and there was one holder of record of preferred stock. We also have warrants and stock options outstanding, as described below.

Common Stock

Dividends

          Subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive dividends out of assets legally available for payment of dividends at such times and in such amounts as the board of directors may from time to time determine. See "Dividend Policy."

Voting Rights

          Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of our directors, subject to any class or series voting rights granted to the preferred stock. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal the by-laws in any manner not inconsistent with Delaware law or the certificate of incorporation, subject to the power of the stockholders to adopt, amend or repeal the by-laws. The certificate of incorporation may be amended by an affirmative vote of the holders of a majority of our outstanding capital stock entitled to vote on the matter, subject to any class or series voting rights granted to the preferred stock.

Liquidation Rights and Other Matters

          The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata any of our assets which are legally available for distribution after payment of all debts and other liabilities and subject to any preferential rights of the holders of preferred stock.

          The holders of 2,207,698 shares of our common stock were granted put rights with respect to those shares, which would be available following a change of control, as defined, in a manner similar to the redemption rights applicable to warrants as described below. The put price is $3.20 per share, subject to anti-dilution adjustments. If the put is triggered, the holders of these shares may require us to purchase these shares at the put price.

Preferred Stock

          As of December 1, 2000, we have one series of preferred stock issued and outstanding, consisting of 120 shares of Series B Convertible Preferred Stock. This preferred stock was issued to Steven J. Hamerslag in connection with his agreeing to join us as President and Chief Executive Officer.

          The board of directors may authorize the issuance of one or more additional series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the board may determine, without further action by our stockholders.

          The issuance of additional preferred stock by the board of directors could adversely affect the rights of holders of common stock. For example, the issuance of preferred stock could result in another series of securities outstanding with preferences over the common stock with respect to dividends and in liquidation, with voting rights superior to the common stock, or with rights, upon conversion or otherwise, the same or superior to the common stock.

          We believe that the board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by the board of directors likely to support current management in a contest for control of the company, either as a precautionary measure or in response to a specific takeover threat. The ability of the board of directors to issue additional preferred stock or the issuance of such preferred stock could have the effect of delaying, deferring or preventing a change in control of j2 Global Communications without any further action by the holders of common stock. We have no current plans to issue preferred stock for any purpose.

Warrants and Options

In connection with our preferred stock offering in July 1998, we issued 3,393,750 warrants to purchase an aggregate of 3,393,750 shares of common stock at an exercise price of $2.40 per share, subject to adjustment. These warrants are currently exercisable and expire in July 2005. Holders of unexercised warrants do not have voting or any other rights of stockholders. 1,112,500 of these warrants remain outstanding.

          Upon the occurrence of a change of control, as defined, that is not approved by the holders of 66-2/3% in interest of the warrants and the shares of common stock received on the exercise of warrants, the holders of the warrants and the shares of common stock held as a result of the exercise of the warrants will have the right to require us:

     .      to redeem the warrants at $1.60 each; and

     . to redeem the shares of common stock received on exercise of any warrants at $4.00 each, in each case subject to anti-dilution adjustment.

          We have also issued warrants to purchase 420,000 shares of common stock at an exercise price of $0.70 per share, to purchase 420,000 shares of common stock at $1.80 per share and to purchase 29,166 shares of common stock at $2.40 per share, in each case subject to anti-dilution adjustment. The latter warrants expire in April 1, 2005, and the former two series of warrants expire in January 2007.

          We also issued 250,000 warrants to America Online on October 15, 1997 to purchase 250,000 shares of our common stock at $2.40 per share. These warrants expire on October 15, 2004.

          All of the above warrants are immediately exercisable.

          We also have options outstanding and available for grant under our stock option plan, including outstanding and currently exercisable options to acquire approximately 1,350,000 shares of our common stock as of December 1, 2000. We have filed a registration statement on Form S-8 covering the shares of common stock issuable under our stock option plan, including shares subject to outstanding options, thus permitting the resale of such shares in the public market without restriction under the Securities Act, other than restrictions applicable to affiliates.

Registration Rights

          Pursuant to various registration rights agreements, including agreements with certain of our officers, directors and significant stockholders, the holders of 19,338,401 shares of our common stock (excluding the shares of common stock being offered for sale pursuant to this prospectus) may make requests that we register their shares, or include their shares in other registrations, under the Securities Act, subject to conditions as to the minimum aggregate value of shares to be sold and other customary conditions. These registration rights also extend to another 1,952,500 shares not yet issued, for example shares issuable upon the exercise of warrants, for the benefit of the persons having these rights. Including the shares not yet issued, these registration rights cover approximately 45% of our outstanding shares of common stock, including shares issuable upon the exercise of warrants. For a further description of the terms of the registration rights agreements with our officers, directors and principal stockholders, see "Certain Transactions" in our Amended Annual Report on Form 10-K/A which is incorporated by reference in this prospectus.

Securityholders' Agreement

          We have a securityholders' agreement dated as of June 30, 1998 with certain of our warrant investors in the June and July 1998 private placements. For a description of the terms of that securityholders' agreement, see "Certain Transactions" in our Amended Annual Report on Form 10-K/A which is incorporated by reference in this prospectus.

Anti-Takeover Effects of Delaware Law

          We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

     . before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

     . at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

     A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person:

     . who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock, or

     . who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

          The provisions of Delaware law described above would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of j2 Global Communications, even though such an attempt might be beneficial to us and our stockholders.

          Our certificate of incorporation and by-laws also:

     . eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law; and

     . indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

          We believe that these provisions are necessary to attract and retain qualified directors and officers.

          Our by-laws require that any stockholder proposals to be considered at an annual meeting of stockholders must be delivered to us not less than 60 nor more than 90 days prior to the meeting. In addition, in the notice of any such proposal, the proposing stockholder must state the proposals, the reasons for the proposal, the stockholder's name and address, the number of shares held by such stockholder and any material interest of the stockholder in the proposals. There are additional informational requirements in connection with a proposal concerning a nominee for the board of directors.

Agent and Registrar

          The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

          At December 1, 2000, we had 46,067,907 shares of common stock outstanding and 12,899,187 shares issuable upon the exercise of outstanding warrants, options, and convertible preferred stock. We estimate that approximately one-half of our outstanding shares were previously sold in registered offerings or in transactions under Rule 144, and therefore are tradable without restriction, other than any shares purchased by our "affiliates".

          The remaining shares owned by existing shareholders are restricted securities under the Securities Act of 1933, and may be sold only pursuant to a registration, including this one, or an applicable exemption, including Rule
144. However, most of these restricted shares are currently eligible for sale pursuant to Rule 144, subject to the limitations of that rule. Market sales of shares by existing shareholders or the availability of shares for future sale may depress the market price of our common stock.

                             SELLING STOCKHOLDERS

               The following are the selling stockholders in this offering. These stockholders have certain registration rights and this prospectus has been prepared and filed in accordance with the applicable registration rights agreements.

               This table provides information about the selling shareholders and the shares that may be offered by them as of December 1, 2000.

-----------------------------------------------------------------------------------------------------------------------
                                              Before Offering                   After Offering
-----------------------------------------------------------------------------------------------------------------------
                                      Number of                            Number of
                                       Shares                                Shares
                   Name              Beneficially        Approximate      Beneficially      Approximate
                   ----                 Owned            Percentage         Owned(1)        Percentage
                                        -----            ----------         --------        ----------
-----------------------------------------------------------------------------------------------------------------------
Integrated Global Concepts, Inc.       2,000,000            4.34%               0               0.00%

Wingate Capital Ltd.                   2,542,270(2)         5.16%            1,624,166          3.28%

Pecks Management Partners Ltd          2,676,448(3)         5.81%               0               0.00%

Fisher Capital Ltd.                    4,727,659(4)         9.61%            3,020,763          6.10%

------------------------------------------------------------------------------------------------------------------------

(1)       Assumes that all of the shares that are registered are sold.

(2) Includes 918,104 shares issuable upon exercise of warrants, held by the selling stockholder, to purchase common stock at an exercise price of $0.01 per share, which underlying shares are being offered for sale pursuant to this prospectus, as well as 27,930 shares issuable upon exercise of warrants, held by the selling stockholder, to purchase common stock at an exercise price of $52.44 per share. Wingate Capital Ltd. is not permitted to exercise warrants to purchase common stock if after giving effect to the exercise it (together with its affiliates) (i) would beneficially own 10.00% or more of the common stock following the exercise or (ii) would have acquired, through exercise of warrants or otherwise, during the 60-day period ending on and including the exercise date (the "60-Day Period") a number of shares of common stock that, when added to the number of shares of common stock beneficially owned by it (together which its affiliates) at the beginning of the 60-Day Period, is in excess of 10.00% of the outstanding shares of common stock following the exercise. Wingate Capital Ltd. and Fisher Capital Ltd. are affiliates.

(3)       The shares shown for Pecks Management Partners Ltd. consist of:

          . 1,391,084 outstanding shares and vested warrants to acquire 295,625 additional shares held by Delaware State Employees Retirement Fund;

          . 382,979 outstanding shares and vested warrants to acquire 81,250 additional shares held by ICI American Holdings, Inc. Defined Benefit Plan;

          . 257,070 outstanding shares and vested warrants to acquire 54,375 additional shares held by Zeneca Holdings Inc. Defined Benefit Plan; and

          . 176,565 outstanding shares and vested warrants to acquire 37,500 additional shares held by the JW McConnell Family Foundation.

(4) Includes 1,706,896 shares issuable upon exercise of warrants, held by the selling stockholder, to purchase common stock at an exercise price of $0.01 per share, which underlying shares are being offered for sale pursuant to this prospectus, as well as 51,870 shares issuable upon exercise of warrants, held by the selling stockholder, to purchase common stock at an exercise price of $52.44 per share. Fisher Capital Ltd. is not permitted to exercise warrants to purchase common stock if after giving effect to the exercise it (together with its affiliates) (i) would beneficially own 10.00% or more of the common stock following the exercise or (ii) would have acquired, through exercise of warrants or otherwise, during the 60-day period ending on and including the exercise date (the "60-Day Period") a number of shares of common stock that, when added to the number of shares of common stock beneficially owned by it (together which its affiliates) at the beginning of the 60-Day Period, is in excess of 10.00% of the outstanding shares of common stock following the exercise. Wingate Capital Ltd. and Fisher Capital Ltd. are affiliates.

                             PLAN OF DISTRIBUTION

          This prospectus relates to the offer and sale from time to time by the selling shareholders named above of up to 7,351,448 shares of common stock.

          The selling shareholders may sell shares of common stock from time to time directly to purchasers. Alternatively, they may from time to time offer the shares of common stock to or through dealers or agents, and they may receive compensation in the form of commissions or discounts from the selling shareholders or commissions from the purchasers for whom they may act as an agent. The selling shareholders and any dealers or agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profits and commissions or discounts received by them may be considered to be underwriting compensation under the Securities Act. The selling shareholders may also dispose of the shares by writing options on the shares or by settling short sales of the shares.

          The selling shareholders may distribute the shares from time to time in one or more underwritten transactions at a fixed price, at market prices prevailing at the time of sale or at negotiated prices. An underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from the purchasers. Underwriters may sell shares of common stock to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers.

          At the time a particular offer of shares of common stock is made, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents, any commissions or discounts, and any other required information. The shares of common stock may be sold from time to time at varying prices determined at the time of sale.

          The selling shareholders may also sell the shares of common stock pursuant to Rule 144 under the Securities Act.

          In some states, the shares of common stock may be sold only through registered or licensed brokers or dealers.

          We will pay the expenses incident to the registration, offering and sale of the shares, which are estimated at approximately $9,000. We have agreed to indemnify the selling shareholders and any underwriters and their controlling persons against liabilities under the Securities Act.

                            VALIDITY OF SECURITIES

          Our General Counsel, Jeffrey D. Adelman, will pass upon the validity of the shares of common stock offered hereby for us. Mr. Adelman is the beneficial owner of 15,000 shares of our common stock.

                                    EXPERTS

          Our consolidated financial statements as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, which are incorporated by reference in this prospectus, have been audited by KPMG LLP, independent certified public accountants, and have been so incorporated in reliance upon the report of that firm, given upon the authority of that firm as experts in accounting and auditing.

          The financial statements of SureTalk.com, Inc. as of December 31, 1999 and for the year then ended included on Form 8-K/A filed with the SEC on April 10, 2000, which are incorporated by reference in this prospectus, have been audited by KPMG LLP, independent certified public accountants, and have been so incorporated in reliance upon the report of that firm, given upon the authority of that firm as experts in accounting and auditing.

          The financial statements of eFax.com as of January 1, 2000 and for the year then ended included in eFax.com's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, which are included in our current report of Form 8-K filed with the SEC on September 13, 2000 and incorporated by reference in this prospectus, have been examined by Deloitte & Touche LLP, independent certified public accountants, and have been so incorporated in reliance upon the report of that firm, given upon the authority of that firm as experts in accounting and auditing.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed with the
SEC:

          . Our amended annual report on Form 10-K/A for the year ended December 31, 1999.

          . Our quarterly report on Form 10-Q for the three-months ended March 31, 2000.

          . Our quarterly report on Form 10-Q for the six-months ended June 30, 2000.

          . Our quarterly report on Form 10-Q for the nine-months ended September 30, 2000.

          .    Our amended current report on Form 8-K dated April 10, 2000.

          .    Our current report on Form 8-K dated July 20, 2000.

          .    Our current report on Form 8-K dated July 27, 2000.

          .    Our current report on Form 8-K dated September 13, 2000.

          .    Our current report on Form 8-K dated October 31, 2000.

          .    Our current report on Form 8-K dated December 7, 2000.

          .    Our current report on Form 8-K dated December 27, 2000.

          We also incorporate by reference documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

          We will provide without charge to each person to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference other than exhibits to those documents. Requests should be addressed to: General Counsel, j2 Global Communications, Inc., 6922 Hollywood Blvd., Suite 900, Los Angeles, CA 90024.

          WE HAVE NOT AUTHORIZED ANYBODY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, EXCEPT FOR THE CONTENTS OF THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER OR SOLICITATION RESPECTING THOSE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THAT OFFER OR SOLICITATION. THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, SPEAK AS OF THEIR RESPECTIVE DATES. THERE MAY BE CHANGES AFFECTING OUR BUSINESS AND OUR COMPANY AFTER THE DATES OF THOSE DOCUMENTS.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution

          The following is a statement of the estimated expenses to be incurred by j2 Global Communications in connection with the distribution of the securities registered under this registration statement.

                                                    Amount to
                                                    ---------
                                                    be paid
                                                    -------
     SEC registration fee.......................    $   600
     Legal fees and expenses....................    $ 2,000
     Accounting fees and expenses...............    $ 5,000
     Registrar and transfer agent's fees........    $ 1,000
     Miscellaneous..............................    $   400
                                                    -------
               Total............................    $ 9,000
                                                    =======

Item 15.       Indemnification of Directors and Officers

          As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

     Article VI of our by-laws provides:

     "The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term 'Corporation' shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term 'other enterprise' shall include any corporation, partnership, joint venture, trust or employee benefit plan; service 'at the request of the Corporation' shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, our participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation."

          In addition, the underwriting agreement for the offering will include customary provisions indemnifying the officers, directors and our control persons against liabilities in respect of information provided by the underwriters for use in this registration statement.

          We have also obtained a policy of directors' and officers' liability insurance for our directors and officers to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16.       Exhibits

          The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the Commission. The Company shall furnish copies of exhibits for a reasonable fee (covering the expense of furnishing copies) upon request.


   Exhibit
   -------
   No.    Exhibit Title
   --     -------------

2.1 Agreement and Plan of Merger, dated as of July 13, 2000, among eFax.com, JFAX.COM, Inc. and JFAX.COM Merger Sub, Inc.**

2.2 Stock Purchase Agreement, dated as of January 15, 2000, among JFAX.COM, Inc., the stockholders of SureTalk.Com, Inc. listed therein, and SureTalk.Com, Inc.****

          With respect to exhibits 2.1 and 2.2, such agreements contain a listing of schedules or similar attachments. Pursuant to the applicable instruction, such schedules or attachments are not filed herewith. However, the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule or attachment.

3.1       Certificate of Incorporation, as amended and restated.*

3.1.1 Certificate Of Designation Of Series B Convertible Preferred Stock of JFAX.COM, Inc.****

3.1.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation

3.2       By-laws, as amended and restated.*

4.1       Specimen of common stock certificate.***

5.1       Opinion of Jeffrey D. Adelman, General Counsel of the Company.

23.1      Consent of KPMG LLP.

23.2      Consent of Deloitte & Touche LLP.

23.3      Consent of Jeffrey D. Adelman (included in 5.1).


* Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Commission on April 16, 1999, Registration No. 333-76477.
** Incorporated by reference to the Company's Registration Statement on Form S-4 filed with the Commission on August 28, 2000, Registration No. 333-44676.
*** Incorporated by reference to the Company's Amendment No. 2 to Registration Statement on Form S-1 filed with the Commission on June 14, 1999, Registration No. 333-76477.
**** Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 30, 2000.

Item 17.       Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 29th day of December 2000.

                                  j2 Global Communications, Inc.


                                  By:     /s/ Richard S. Ressler
                                         -------------------------------
                                  Name:   Richard S. Ressler
                                  Title:  Chairman of the Board

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that such person whose signature appears below constitutes and appoints R. Scott Turicchi, Nehemia Zucker, and Jeffrey D. Adelman, and each of them severally, his true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with the registration under the Securities Act of the Common Stock of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the Registrant, to this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Stock of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 29, 2000:

      Signature                                         Title
/s/ Steven J. Hamerslag                   President and Chief Executive Officer
--------------------------------------        (Principal Executive Officer)
  Steven J. Hamerslag

/s/ Richard S. Ressler                            Chairman of the Board
--------------------------------------
  Richard S. Ressler

/s/ Nehemia Zucker                        Chief Financial and Accounting Officer
--------------------------------------  (Principal Financial and Accounting Officer
  Nehemia Zucker

/s/ Douglas Y. Bech                                       Director
--------------------------------------
  Douglas Y. Bech

/s/ John F. Rieley                                        Director
--------------------------------------
  John F. Rieley

/s/ Michael P. Schulhof                                   Director
--------------------------------------
  Michael P. Schulhof

/s/ Steven J. Hamerslag                                   Director
--------------------------------------
  Steven J. Hamerslag

/s/ Robert J. Cresci                                      Director
--------------------------------------
  Robert J. Cresci